ARTICLES OF INCORPORATION

                                       OF
                                                                            COPY
                             SITRA INVESTMENTS, INC.
                                                                           FILED
                                                            In the Office of the
                                                     Secretary of State of Texas

                                                                     JAN 18 1994

                                                               Corporate Section

     I, the undersigned natural person of the age of eighteen (18) year or more, being a citizen of the State of Texas, acting as incorporator of a corporation under the Texas Business Corporation Act, do hereby adopt the following Articles of Incorporation for such corporation:


                                    ARTICLE I
                                    ---------

     The name of the Corporation is Sitra Investments, Inc.


                                   ARTICLE II
                                   ----------

     The period of its duration is perpetual.


                                   ARTICLE III
                                   -----------

     The purpose for which the Corporation is organized is the transaction of any and all lawful business for which a corporation may be incorporated under the Texas Business Corporation Act.


                                   ARTICLE IV
                                   ----------

     The total number of shares of all classes of stock which the Corporation shall have the authority to issue is Ten Million Five Hundred Thousand Shares (10,500,000), of which: Ten Million Shares (10,000,000), at a par value of One Dollar ($1.00), shall be a class designated as "Common Stock"; and Five Hundred Thousand Shares (500,000), at a par value of Two Dollars ($2.00), shall be a class designated as "Preferred Stock".
     The express terms and provisions of the shares of each class of stock are as follows:

                                  COMMON STOCK
   Noncumulative, Common Stock, at a par value of One Dollar ($1.00) per share

(1) Dividends. Subject to all of the rights of the Preferred Stock the holders of the Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of funds legally available therefore, dividends payable in cash, stock or otherwise.

(2) Voting Rights. Each share of Common Stock has one vote on each matter on which the share is entitled to vote. Shareholders may not cumulate their votes for any voting matter.

(3) Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock have been paid in full the amounts to which they respectively shall be entitled or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests, to the exclusion of the holders of Preferred Stock.

(4) Other Rights. The holders of shares of Common Stock shall have any other rights as are provided by law.


                                 PREFERRED STOCK
                   Noncumulative, Convertible Preferred Stock,
                 at a par value of Two Dollars ($2.00) per share

(1) Dividends. The holders of Preferred Stock shall be entitled to receive, if, when and as declared by the Board of Directors of the Corporation out of funds legally available therefore, cash dividends upon each share held at a rate of five percent (5%) of the par value thereof for each fiscal year of the Corporation in preference to and in priority over dividends, other than stock dividends, on all other classes of stock of the Corporation, payable on a quarterly basis established by a Resolution of the Board of Directors. Such dividends of the Preferred Stock shall be noncumulative from the date upon which such shares of Preferred Stock were originally issued.

(2) Voting Rights. Each share of Preferred Stock has one vote on each matter on which the share is entitled to vote. Shareholders may not cumulate their votes for any voting matter.

(3) Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary of involuntary, the holders of the Preferred Stock shall be entitled to receive out of the net assets of the Corporation, and before any distribution shall be made to the holders of any other class of stock of the Corporation, a sum of Two Dollars ($2.00) for each share of Preferred Stock held.
     In the case that the net assets of the Corporation legally available therefore are insufficient to permit the payment upon all outstanding shares of Preferred Stock to the full preferential amount to which they are respectively entitled, then such net assets shall be distributed pro-rata to the holders of the Preferred Stock in accordance with the preferential amount to which each share of Preferred Stock is entitled.
     After payment to holders of Preferred Stock of the full preferential amount as aforesaid, holders of the Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

(4) Conversion. Each share of Preferred Stock may, at the option of the holder or as mandated by a Resolution of the Board of Directors, be converted into two
(2) shares of Common Stock, at a par value of One Dollar ($1.00), of the Corporation upon the following terms:

(a) Each holder of Preferred Stock has the right to convert said Preferred Stock into Common Stock at any time, for any reason so deemed;

(b) At any time, for any reason, the Corporation at its option expressed by a Resolution of the Board of Directors, may call and convert all or from time to time any part of the then outstanding shares of Preferred Stock.
    Notice of any such mandated conversion of shares of Preferred Stock shall be given by the Corporation by mailing by certified mail, postage prepaid, a copy thereof at least thirty (30) days prior to the conversion date to the holders of record of Preferred Stock so to be converted at their respective addresses then appearing on the books of the Corporation. If less than all of the outstanding shares of Preferred Stock are to be converted, the shares to be converted shall be chosen by lot or pro rata, as may be determined by the Board of Directors.

(c) Any holder choosing or mandated by a Resolution of the Board of Directors to convert said Preferred Stock into Common Stock shall deliver, duly endorsed in blank, the certificate or certificates representing the shares to be converted, to the Secretary of the Corporation at the Corporation's main office, and at the same time notify the Secretary in writing over his signature that he desires to convert his shares of Preferred Stock into Common Stock, at a par value of One Dollar ($1.00), of the Corporation pursuant to these provisions;

(d) Upon receipt by the Secretary of the Corporation of a certificate or certificates representing shares of Preferred Stock of the Corporation and a notice that the shareholder thereof desires to convert the same, the Corporation shall forthwith cause to be issued to the holders of the Preferred Stock surrendering same, two (2) shares of Common Stock, at a par value of One Dollar ($1.00), of the Corporation for each share of Preferred Stock surrendered, and shall deliver to such holder a certificate in due form for each share of Common Stock, at a par value of One Dollar ($1.00)

(e) Shares of Preferred Stock converted hereunder shall revert to the status of treasury stock and may be reissued;

(f) The Corporation shall set aside and reserve a sufficient number of shares of Common Stock, at a par value of One Dollar ($1.00), to be issued in the event holders of the Preferred Stock choose to exercise their conversion rights.

(5) Redemption. At any time, the Corporation, at its option as expressed by a Resolution of its Board of Directors, may call and redeem all or from time to time any part of the then outstanding shares of Preferred Stock, by payment of the call and redemption price. Redemption price shall be the fair market value of the Preferred Stock as determined by an outside, independent appraisal.
     Notice of each such redemption of shares of Preferred Stock shall be given by the Corporation by mailing by certified mail, postage prepaid, a copy thereof at least thirty (30) days prior to the redemption date to the holders of record of Preferred Stock so to be redeemed at their respective addresses then appearing on the books of the Corporation. If less than all of the outstanding shares of Preferred Stock are to be redeemed, the shares to be redeemed shall be chosen by lot or pro rata, as determined by the Board of Directors.
     All shares of the Preferred Stock which shall have been redeemed will be returned to the status of treasury stock and may be reissued.


                                    ARTICLE V
                                    ---------

     Each share of Common Stock and Preferred Stock has one vote on each matter which the share is entitled to vote. Shareholders may not cumulate their votes for any voting matter.


                                   ARTICLE VI
                                   ----------

     The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least One Thousand Dollars ($1,000.00), consisting of money, labor done or property received.


                                   ARTICLE VII
                                   -----------

     Holders of shares of any class of stock of the Corporation shall have a preemptive or preferential right to subscribe for, purchase, or otherwise acquire or receive any shares of any class of stock hereafter issued by the Corporation, whether now or hereafter authorized, or any class of stock of the Corporation now or hereafter acquired and held by the Corporation as treasury stock and subsequently reissued and sold or otherwise disposed of, or any bonds, certificates of indebtedness, notes, or other securities convertible into or exchangeable for, or any warrants or rights to purchase or otherwise acquire, any shares of any class of stock of the Corporation, whether now or hereafter authorized.


                                  ARTICLE VIII
                                  ------------

     The address of the initial registered office of the Corporation is 40 Woodstone Square, Austin, Texas, 78703, and the name of its initial registered agent at such address is J. Scott Sitra.


                                   ARTICLE IX
                                   ----------

     The number of directors constituting the initial Board of Directors is one, and the name and address of the person who is to serve as director until the first annual meeting of the shareholders, or until his successor is elected and qualified is:

     Name                              Address
     ----                              -------

     J. Scott Sitra                    40 Woodstone Square
                                   Austin, TX  78703


                                    ARTICLE X
                                    ---------

     A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for an act or omission in such director's capacity as a director, except for liability for: (1) a breach of a director's duty of loyalty to the Corporation or its shareholders; (2) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law; (3) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; (4) an act or omission for which the liability of a director is expressly provided by statute; or (5) an act related to an unlawful stock repurchase or payment of a dividend. If the laws of the State of Texas are hereafter amended to authorize corporate action further eliminating or limiting the personal liability of a director of the Corporation, then the liability of a director of the Corporation shall thereupon automatically be eliminated or limited to the fullest extent permitted by such laws. Any repeal or modification of this Article X by the shareholders of the Corporation shall not adversely affect any right or protection of a director existing at the time of such repeal or modification with respect to events or circumstances occurring or existing prior to such time.


                                   ARTICLE XI
                                   ----------

     The name and address of the incorporator is J. Scott Sitra, 40 Woodstone Square, Austin, Texas, 78703.



     IN WITHNESS WHEREOF, the undersigned has executed these Articles of Incorporation on this 16th day of January, 1994.



                                   /s/ J. Scott Sitra
                                   ------------------------------------
                                   J. Scott Sitra





     SWORN TO on this 16th day of January, 1944, by the above named incorporator.




[Notary Seal]                         /s/ Nicole S. Wilkins
                                   -------------------------------------
                                   Notary Public, State of Texas



                                   My Commission Expires: 3-17-96
                                                       ---------------